Exhibit 10.1

Professional Marketing Fee and Additional Compensation

Lorden y Asociados and/or Dr. Ricardo Lorden and his staff will implement the aforementioned Marketing and Government Relations Program throughout the Mexican Republic for Aquentium, Inc.  The required Professional fee for our Marketing and Government Relations Services will be $12,500.00 U.S. Dollars per month for a period of one year commencing upon the acceptance of the Marketing and Government Relations Program.  Please note that after the initial fee payment has been duly executed, all future payments can be covered with negotiable stock issued from your Public Corporation.

The first payment needs to be executed on the date this agreement is signed, and each following payment will be executed on the first day of every month thereafter.

Lorden y Asociados and or Ricardo Lorden will receive a commission on all units sold in Mexico.  This commission is over and above the aforementioned Marketing and Governmental Relations fee.  The percentage of the commission will be negotiated upon consummation of this agreement.

The monthly marketing fee does not include out of pocket expenses such as incorporation for your Mexican subsidiary, travel, long distance telephone, printing and production of sales and marketing materials, videos, DVD’s etc.  These expenses will be billed at cost and any expenditure over $1,500.00 U.S. Dollars will require written prior approval.

We have the relationships in order to consummate major sales through out Mexico, especially in the state of Puebla, Yucatan, Quintana Roo, Veracruz, and Chiapas, all of which have suffered mayor destruction to their basic infrastructure, rural housing, schools and health centers, etc. caused by recent Hurricanes, major rains and flooding.

If our company obtains the [any] funding necessary for your company, we will receive 10% of the total amount of  funding. A separate agreement will be executed after this agreement is signed to incorporation commission and/or stock options.

As J. Paul Getty once told me when I represented his interests in Mexico, and I quote: “Wealth can be accumulated when you find the need and fill it”.  IADDIC and its technologies truly fill the present and immediate needs in Mexico for Low Cost Housing and Shelters.

Agreed and Accepted /s/ Mark Taggatz Aquentium, Inc. Mark Taggatz President & CEO	Agreed and Accepted /s/Ricardo Lorden Lorden y Asociados. Dr. Ricardo Lorden. President.